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                                                                     EXHIBIT 5.1

Galen Holdings PLC                                                  2 July, 2001
Unit 22 Seagoe Industrial Estate
Craigavon
Northern Ireland
BT63 5UA

                     ORDINARY SHARES OF GALEN HOLDINGS PLC

     In connection with the offers of ordinary shares, nominal value 10p per share (the "Shares"), in the form of Shares or American Depositary Shares of Galen Holdings PLC, a public limited company organised under the laws of Northern Ireland (the "Company") our opinion has been requested with respect to the matters set forth below.

     We have only examined:

(a) the draft registration statement on Form F-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on or about June 29, 2001 for the purpose of registering the offer of ordinary shares of the Company (the "Ordinary Shares") in the form of ordinary shares or American Depositary Shares ("ADSs") each representing four ordinary shares of the Company, under the Securities Act of 1933 (the "Securities Act");

(b) a form of the Purchase Agreement being draft of June 25, 2001 reference number M2130/20251 between the Company, Dr. Allen McClay, Dr. John King, Mr. Geoffrey Elliott and Merrill Lynch International (the "Purchase Agreement");

(c) a form of the Sponsor's and Open Offer Agreement being draft of June 26, 2001 reference number M2130/15692 between the Company and Merrill Lynch International (the "Sponsor's Agreement");

(d) certified copies of the resolutions of the board of directors dated May 31, 2001 (but, except as set forth herein, none of the documents or attachments referred to therein) of the Company relating (inter alia) to the issue of Shares under the terms of the Purchase Agreement;

(e) a certified copy of the Memorandum and Articles of Association of the Company adopted pursuant to a special resolution passed on the July 2, 1997 and amended pursuant to a special resolution passed on the August 11, 2000;

(f) a certificate of the secretary of the Company relating to certain factual matters (including lack of awareness of winding-up petitions etc.) a copy of which is annexed to this opinion letter (the "Officer's Certificate"); and

     and for the purpose of this opinion we have not examined any contracts, instruments or other documents entered into by or affecting the Company or any corporate records of the Company (save as set out above), nor have we carried out any due diligence into the Company nor made any other enquiries whatsoever concerning the Company. We have not investigated the laws of any country or domain other than Northern Ireland and we assume that no foreign law affects any of the conclusions stated below. This opinion is given only with respect to the laws of Northern Ireland and is itself governed by the laws of Northern Ireland.

     We are opining herein as to the effect on the subject transaction only of the laws of Northern Ireland and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

     In our examination, we have assumed the following:

     - the genuineness of all signatures, the correctness of all facts stated or represented in the original and copy documents submitted to us, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as
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        copies, the capacity, power and authority to execute all documents submitted to us by all parties thereto and that any documents dated earlier than the date hereof and upon which we have expressed reliance remain accurate;

     - that any other parties to the Purchase Agreement and the Sponsor's Agreement (other than the Company) have the corporate or other power and authority to enter into and perform each of those documents;

     - where any document is subject to a law of a jurisdiction other than Northern Ireland it is legal, valid and binding in accordance with its governing or applicable law; and

     - that the entering into of the Purchase Agreement and the Sponsor's Agreement enhances the prospects and is in furtherance of the business of the Company and will result in financial benefits to the Company.

Our opinion in subject to the following qualifications:

     - Equitable remedies such as injunctions and specific performance are discretionary;

     - The enforceability of obligations may be effected by statutes of limitation and by laws concerning insolvency, bankruptcy, liquidation or reorganisation or similar laws generally effecting creditors' rights or duties and by defences of set off or counterclaim;

     - Provisions as to severability may not be enforceable in accordance with their terms as a court in Northern Ireland may reserve to itself a decision as to whether any provision severable;

     - Courts in Northern Ireland may not give effect to a purported obligation to pay another parties' litigation costs and may make its own orders to costs;

     - Without limiting any other assumption or reservation made in this opinion we have not investigated whether the Company is or will by reason of the execution of the transaction documents be in breach of their obligations under any other document or agreement to which it is a party;

     - As regards jurisdiction, a court of Northern Ireland may stay proceedings if concurrent proceedings are brought elsewhere;

     - Whilst courts in Northern Ireland would have power to give judgment expressed as an order to pay in currency other than pounds sterling and are normally prepared to do so, they may decline to do so in their discretion and may not enforce the benefit of any currency conversion clauses.

     - Insofar as the laws of any jurisdiction (other than Northern Ireland) may be relevant, that such laws do not prohibit, and are not inconsistent with any of the obligations or rights expressed in the documents examined by us in relation to this opinion or in the transactions contemplated thereby.

Subject to the foregoing, it is our opinion that:

(i) the Company is duly organised and is validly existing under the laws of Northern Ireland, with corporate powers adequate for the conduct of its business as described in the registration statement on Form F-1 as filed with the U.S. Securities and Exchange Commission as of the date hereof, and any amendments and supplements thereto (the "Registration Statement"); and

(ii) the Shares to be, issued, delivered and paid for as contemplated in the Registration Statement, the Purchase Agreement and the Sponsor's Agreement, have been duly authorised and upon issuance will be validly issued, fully paid and non assessable and free of any pre-emptive rights of the holders of outstanding issued Shares other than those disclosed in the Registration Statement.

     This opinion has been rendered to you in connection with the documents examined by us in relation to this opinion in relation to Northern Ireland only and may be relied upon you in connection with matters contemplated therein. This opinion is given on condition that it is governed by and should be construed in accordance with the laws of Northern Ireland and any action arising out of it is subject to the jurisdiction of the Courts of Northern Ireland.
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     We hereby consent to the use of our name in the Registration Statement and in the prospectus therein as the same appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we come within the category of person whose consent is required by the Securities Act of 1933, as amended or by the rules and regulations promulgated thereunder.

                                  Very truly yours,

                                  /s/  Mills Selig